SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report: March 29, 2007

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1801 Century Park East, Suite 800

Los Angeles, California  90067

(Address of principal executive offices, including zip code)

(310) 552-1776

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Executive management of First Regional Bancorp has provided the following information in response to questions received from securities analysts.

Question:                                           Sub-prime loans have been the subject of recent adverse publicity. Does First Regional have any loss exposure to this loan category?

Answer:                                                   No. First Regional has never originated or purchased sub-prime loans, and for this reason has no loss exposure whatsoever in this area.

Question:                                           What about potential losses in other types of mortgage loan products?

Answer:                                                   No, First Regional is not an originator of mortgage loans of any type, so reports of declines in home prices or rising foreclosure and loan delinquency rates have no impact on First Regional’s financial condition or results of operations.

Question:                                           First Regional’s construction loans have increased in recent years. What types of properties account for this increase? And can you explain why the figure for Construction Loans in First Regional’s 12-31-06 Form 10K report differs from the Construction Loan total appearing in First Regional’s regulatory call reports?

Answer:                                                   The following table may help reconcile the composition of First Regional’s construction loan portfolio:

	12/31/2006	12/31/2005	Change
Construction

SFR - owner occupied	5,441	2,254	3,187
SFR - non-owner occupied	95,677	49,690	45,987
Condominium	176,471	103,246	73,225
Apartments - <36 units	15,008	18,737	-3,729
Apartments - >36 units	5,841	11,009	-5,168
Retail	10,759	6,406	4,353
Office	6,663	16,079	-9,416
Assisted living	1,576	0	1,576
Mixed use	53,123	13,844	39,279
Miscellaneous	3,700	3,700	0
Office condominium	5,765	0	5,765

Total Construction	380,024	224,965	155,059

GAAP/RAP Adjustments

Land loans	171,224
Condominium conversions	55,411
10% Rehab construction	127,400

Total adjustments	354,035

Adjusted Construction	734,059

For GAAP purposes our land loans and condo conversions are not considered construction loans, but under the call report instructions are included in the construction category. The “10% Rehab Construction” total are loans secured by occupied income properties but have a holdback of 10% or more of the loan amount for rehab costs, tenant improvements, or similar outlays. The Federal Home Loan Bank considers such loans construction due to the holdback, and since the FHLB uses the call report as their information source for establishing our collateral base for advances we now observe their convention for administrative convenience. We only began using that approach in the third quarter of 2006, however, which explains some of the jump in overall construction lending evidenced in our call reports.

Question:                                           What is the breakdown of your construction loan portfolio between raw land, acquisition/development loans, and actual construction?

Answer:                                                   Our GAAP construction loan total consists entirely of construction loans. There are no raw land or acquisition/development loans in that total. Since the call report total includes land loans, obviously there is some land included in that total. Virtually all of that land consists of infill properties acquired for eventual construction, and in some cases the land is improved and may even be income generating. If the basis of our underwriting is land value, however, we categorize it as a land loan, since presumably at some point the existing improvements are going to be demolished anyway.

Question:                                           Can you comment on any qualitative issues involving First Regional’s larger construction loan exposures?

Answer:                                                   To date we have encountered no quality problems whatsoever in our construction portfolio. All loans are current, are proceeding generally on schedule and without significant cost overruns. When product comes to market it has been very well received, with no abnormal sales concessions or prolonged absorption required. As the table above shows, there have been significant increases in the SFR, condo, and mixed use categories, all of which involve for-sale residential product. We do not lend on “entry-level” type projects in outlying areas; rather, our construction lending is centered in the greater Los Angeles area in established infill-type communities and tends to appeal to upscale buyers. It is difficult to predict how well those projects will be received when they eventually enter the marketplace, but based on activity thus far we have no reason to expect problems.

Question:                                           What portion of First Regional’s loan loss reserve is allocated to construction loans?

Answer:                                                   Based on our GAAP construction loans, our loan loss reserve allocation was $5,050,000. If we were to include the GAAP/RAP adjustment items, the allocation would increase by approximately $3.4 million (1% of the adjustment amount). It should be noted that First Regional has historically evaluated the adequacy of its loan loss reserve on an overall basis rather than by specific categories of loans. The allocations just described should not be interpreted as an indication that charge-offs will occur in these amounts or proportions, or that the allocations indicate future charge-off trends.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2007

FIRST REGIONAL BANCORP

	By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.